EXHIBIT 99.1

For Immediate Release

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES INCREASE IN THE
QUARTERLY CASH DIVIDEND TO $.08 PER SHARE

SHREVEPORT, La — July 9, 2015 — Home Federal Bancorp, Inc. of Louisiana (the "Company") (NASDAQ: HFBL) the holding company for Home Federal Bank announced today that its Board of Directors at their meeting on July 8, 2015, declared an increase of 14% in the quarterly cash dividend to $.08 per share on the Company's common stock. The dividend is payable on August 3, 2015, to the shareholders of record at the close of business on July 20, 2015.

"This second annual increase in our dividend reflects our continued commitment to creating value for our shareholders and confidence in the financial strength and long-term prospects for the Company," said James R. Barlow, President and Chief Operating Officer of the Company.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its five full-service banking offices and one commercial lending agency office in northwest Louisiana.  Additional information is available at www.hfbla.com

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

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Contact:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, President and Chief Operating Officer (318) 222-1145